Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees/Directors

Voya Investors Trust and Voya Partners, Inc.

We consent to the use of our report dated February 24, 2014, incorporated herein by reference, on the financial statements of VY MFS Total Return Portfolio (formerly, ING MFS Total Return Portfolio), a series of Voya Investors Trust, and to the references to our firm under the headings “REPRESENTATIONS AND WARRANTIES” and “FINANCIAL HIGHLIGHTS” in the Proxy Statement/Prospectus.

We also consent to the use of our report dated February 26, 2014, incorporated herein by reference, on the financial statements of VY Invesco Equity and Income Portfolio (formerly, ING Invesco Equity and Income Portfolio), a series of Voya Partners, Inc., and to the references to our firm under the headings “REPRESENTATIONS AND WARRANTIES” and “FINANCIAL HIGHLIGHTS” in the Proxy Statement/Prospectus.

Boston, Massachusetts

March 19, 2014